================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

           Filed by the Registrant [X]
           Filed by a Party other than the Registrant [_]

           Check the appropriate box:

                [_] Preliminary Proxy Statement
                [_] Confidential, for Use of the Commission Only
                    (as permitted by Rule 14a-6(e)(2))
                [X] Definitive Proxy Statement
                [_] Definitive Additional Materials
                [_] Soliciting Material Under Rule 14a-12

                               ZYMOGENETICS, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5)   Total fee paid:

          ----------------------------------------------------------------------
          [_]  Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------
          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:
                                      ------------------------------------------
          (2)  Form, Schedule or Registration Statement No.:
                                                            --------------------
          (3)  Filing Party:
                            ----------------------------------------------------
          (4)  Date Filed:
                          ------------------------------------------------------

================================================================================

                              [ZYMOGENETICS LOGO]

                                          May 20, 2002

Dear Shareholder:

   I am pleased to invite you to the ZymoGenetics 2002 Annual Meeting of Shareholders. The meeting will be at 8:00 a.m. on Friday, June 21, 2002, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington.

   At the meeting, you will have the opportunity to elect directors to the ZymoGenetics Board of Directors, approve an amendment to our Articles of Incorporation and transact any other business properly presented at the meeting. In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics and our operations, including our audited financial statements, in the enclosed 2001 Annual Report to Shareholders.

   We hope you can join us on June 21. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

                                          Sincerely,


                                          /s/ Bruce L.A. Carter, Ph.D.


                                          Bruce L.A. Carter, Ph.D.
                                          President and Chief Executive Officer

                              ZYMOGENETICS, INC.
                           1201 Eastlake Avenue East
                           Seattle, Washington 98102

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held Friday, June 21, 2002

                               -----------------

                                 May 20, 2002

DEAR SHAREHOLDER:

   On Friday, June 21, 2002, ZymoGenetics, Inc. will hold its 2002 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning stock at the close of business on May 14, 2002 can vote at this meeting or any adjournments that may take place. At the Annual Meeting, we will ask you to:

  . elect directors to hold office for the terms as described in the attached Proxy Statement;

  . approve an amendment to the Amended and Restated Articles of Incorporation of ZymoGenetics; and

  .   transact any other business properly presented at the meeting.

   Your Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

   At the meeting, we will also report on the 2001 business results of ZymoGenetics and other matters of interest to shareholders.

   To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

   The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 20, 2002.

                                          By Order of the Board of Directors,


                                          /s/ Bruce L.A. Carter, Ph.D.


                                          Bruce L.A. Carter, Ph.D.
                                          President and Chief Executive Officer

     Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics.

                              ZYMOGENETICS, INC.

                               -----------------

                                PROXY STATEMENT

                               -----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The Board of Directors of ZymoGenetics, Inc. ("ZymoGenetics") is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2002 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, June 21, 2002, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington, at 8:00 a.m. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 20, 2002.

Record Date and Outstanding Shares

   Only those shareholders owning common stock of ZymoGenetics at the close of business on May 14, 2002, the record date for the Annual Meeting, can vote. ZymoGenetics estimates that, at that date, there were approximately 36,700,000 issued and outstanding shares of common stock, plus 9,100,800 issued and outstanding shares of non-voting common stock.

Quorum

   A quorum for the Annual Meeting is a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are present in person or by proxy.

Revocability of Proxies

   If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

  .   notifying the Secretary of ZymoGenetics in writing before the Annual
      Meeting;

  . delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

  .   attending the Annual Meeting and voting in person.

Voting

   You are entitled to one vote for each share of common stock you hold. For Proposal No. 1, the election of directors, the eight directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. Proposal No. 2, the amendment to our Amended and Restated Articles of Incorporation, shall be approved if a majority of the shares entitled to be cast, present in person or by proxy, vote in favor of the proposal. Because this proposal involves an amendment to our Articles of Incorporation, pursuant to these Articles of Incorporation and Washington law our non-voting common stock is entitled to vote on this proposal as a separate voting group.

   If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

   Abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. For Proposal No. 1, the election of directors, the director nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions and broker non-votes will have no effect on this proposal because they will not represent votes cast at the Annual Meeting for the purpose of voting on this proposal. For Proposal No. 2, the amendment to our Amended and Restated Articles of Incorporation, abstentions will be treated as voted for purposes of determining the approval of the proposal and will have the same effect as a vote against this proposal, but broker non-votes will be treated as unvoted for purposes of determining approval of the proposal and will have no effect on this proposal.

Attendance at the Annual Meeting

   If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics common stock as of May 14, 2002. Additionally, if you own shares through a bank or brokerage account, to vote your shares in person at the meeting, you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a "legal proxy."

Solicitation of Proxies

   Proxies may be solicited by certain of ZymoGenetics' directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

   In accordance with the Bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at eight. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders after the 2002 Annual Meeting. At the 2002 Annual Meeting, three directors will be elected to hold office until the 2005 Annual Meeting of Shareholders, or until their respective successors are elected and qualified; three directors will be elected to hold office until the 2004 Annual Meeting of Shareholders, or until their respective successors are elected and qualified; and two directors will be elected to hold office until the 2003 Annual Meeting of Shareholders, or until their respective successors are elected and qualified.

   The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Bruce L.A. Carter, Ph.D., David I. Hirsh, Ph.D., Jonathan S. Leff, Kurt Anker Nielsen, Edward E. Penhoet, Ph.D., Lori F. Rafield, Ph.D., George B. Rathmann, Ph.D. and Lars Rebien Sorensen. Mr. Leff, Dr. Rathmann and Mr. Sorensen are the nominees for three-year terms; Drs. Carter, Penhoet and Rafield are the nominees for two-year terms; and Dr. Hirsh and Mr. Nielsen are the nominees for one-year terms. Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

   The Board of Directors recommends a vote "FOR" approval of this proposal.

Nominees for the Board of Directors for Three-Year Terms

   Jonathan S. Leff, age 33, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of InterMune, Inc., Synaptic Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Triangle Pharmaceuticals, Inc. and Visible Genetics Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

   George B. Rathmann, Ph.D., age 74, has served as our Chairman of the Board since December 2000 and as one of our directors since May 2000. Since February 2000, Dr. Rathmann has served as Chairman of the Board of Hyseq, Inc., a biotechnology company. From May 2000 to March 2001, he served as Chief Executive Officer of Hyseq and, from May 2000 to January 2001, he served as its President. From 1990 to June 2000, he served as Chairman of the Board of ICOS Corporation, a biotechnology company which he co-founded in 1990, and, from 1991 to June 1999, he served as Chief Executive Officer and President of ICOS. From 1980 to 1990, Dr. Rathmann served as the President and Chief Executive Officer of Amgen, Inc., a biopharmaceutical company which he co-founded in 1980, and, from 1986 to 1990, he also served as Chairman of the Board of Amgen. From 1977 to 1980, Dr. Rathmann served as a Divisional Vice President of Abbott Laboratories, Inc., a health care products manufacturer and, from 1975 to 1977, he served as Director of Research and Development of the Diagnostics Division of Abbott. Dr. Rathmann received a B.S. in Physical Chemistry from Northwestern University and an M.S. and Ph.D. in Physical Chemistry from Princeton University.

   Lars Rebien Sorensen, age 47, has served as one of our directors since January 1996. Mr. Sorensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sorensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Scandinavian Airlines System AB. Mr. Sorensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

Nominees for the Board of Directors for Two-Year Terms

   Bruce L.A. Carter, Ph.D., age 58, has served as our President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves as a director of AVI Biopharma, Inc. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

   Edward E. Penhoet, Ph.D., age 61, has served as one of our directors since May 2000. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma II Fund at Alta Partners, a venture capital firm, and he has served as Dean of the School of Public Health at the University of California, Berkeley since July 1998. From May 1998 to February 2001, he served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet currently serves as a director of Chiron, Kaiser Permanente and several privately held companies. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

   Lori F. Rafield, Ph.D., age 47, has served as one of our directors since November 2000. Since September 1999, she has served as a General Partner of Patricof & Co. Ventures, Inc., a venture capital firm and, from March 1998 to September 1999, she served as a Principal of Patricof & Co. Ventures. From January 1996 to January 1998, Dr. Rafield was a Principal at Robertson Stephens, Inc., an investment banking firm. From 1992 to 1995, she was an Affiliate at Institutional Venture Partners, a venture capital firm. She currently serves as a director of Versicor, Inc. Dr. Rafield received a B.S. in Microbiology from Pennsylvania State University, a Ph.D. in Microbiology from the University of Virginia Medical School and was a postdoctoral fellow at Harvard Medical School.

Nominees for the Board of Directors for One-Year Terms

   David I. Hirsh, Ph.D., age 63, has served as one of our directors since November 2000. Dr. Hirsh has served as the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University since 1990. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

   Kurt Anker Nielsen, age 56, has served as one of our directors since June 1997. Since December 2000, Mr. Nielsen also has served as Co-Chief Executive Officer of Novo A/S. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S. Mr. Nielsen has held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Coloplast A/S, DAKO A/S, Incentive A/S, Novo Nordisk A/S and Novozymes A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

   All of our current directors were elected pursuant to a shareholders' agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk Pharmaceuticals, Inc. will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk Pharmaceuticals as long as Novo Nordisk Pharmaceuticals, together with its affiliates, continues to hold at least 75% of the total number of shares of non-voting common stock issued to Novo Nordisk Pharmaceuticals upon conversion of our Series A preferred stock at the time of our initial public offering (or the shares of common stock issued upon conversion of these shares of non-voting common stock), or one director if Novo Nordisk Pharmaceuticals continues to hold at least 50% of these shares. The current directors designated by Warburg Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk Pharmaceuticals are Messrs. Nielsen and Sorensen.

Information on Committees of the Board of Directors and Meetings

   During the last fiscal year, there were seven meetings of the Board of Directors. Mr. Sorensen attended fewer than 75% of the Board meetings. All other incumbent directors attended at least 75% of the Board meetings and the meetings of the committees on which they served.

   The Board of Directors has a compensation committee and an audit committee.

   Compensation Committee. The compensation committee reviews the compensation of our executive officers and directors, carries out duties under our incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board of Directors and makes recommendations to the Board regarding these matters. The current members of the compensation committee are Jonathan S. Leff, Lori F. Rafield and George B. Rathmann. The compensation committee met six times during the last fiscal year.

   Audit Committee. The audit committee recommends the selection and retention of our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our internal controls and is responsible for reviewing filings with the Securities and Exchange Commission (the "Commission") and other public documents containing our financial statements. The current members of the audit committee are Kurt Anker Nielsen (chairman), Edward E. Penhoet and George B. Rathmann. The audit committee met for the first time in March 2002.

Compensation of Directors

   George B. Rathmann and Edward E. Penhoet each receive a $10,000 annual retainer for their service on our Board of Directors. In addition, they each receive $4,000 for each Board meeting they attend in person and $500 for each telephonic meeting in which they participate. In 2001, Dr. Rathmann received a nonqualified stock option to purchase 180,000 shares of our common stock at an exercise price of $2.78 per share, and Dr. Penhoet received nonqualified stock options to purchase 36,000 shares of our common stock at an exercise price of $3.89 per share and 36,000 shares of our common stock at an exercise price of $4.72 per share. Neither Dr. Rathmann nor Dr. Penhoet receives additional compensation for his services as a member of a committee of the Board. None of the other directors currently receives cash or other compensation for services as a director or member of committees of the Board. We have agreed to reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

   Beginning on June 21, 2002, the date of the Annual Meeting, and on the date of each annual meeting thereafter, each of our continuing nonemployee directors will receive a nonqualified stock option grant for the number of shares of our common stock determined by dividing $100,000 by the closing share price on that date. Upon the initial election of any new nonemployee director, the director will receive a nonqualified stock option grant for the number of shares determined by dividing $250,000 by the closing share price on that date. In both instances, the exercise price will be equal to the closing share price on the date of grant and the options will fully vest on the date of the next annual meeting, provided that at least five months have passed since the option was granted.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of April 1, 2002 certain information regarding the beneficial ownership of our common stock by:

  . each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

  .   each director of ZymoGenetics;

  . each executive officer of ZymoGenetics for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

  .   all directors and executive officers of ZymoGenetics as a group.

                                                               Outstanding Shares     Percent
                      Beneficial Owner                        Beneficially Owned(1) of Class(2)
                      ----------------                        --------------------- -----------
Common Stock
Novo Nordisk Pharmaceuticals, Inc. (3).......................      12,659,061          34.5%
 100 College Road
 Princeton, NJ 08540
Warburg, Pincus Equity Partners, L.P. (4)....................       7,223,760          19.7
 466 Lexington Avenue
 New York, NY 10017
Patricof & Co. Ventures, Inc. (5)............................       2,840,398           7.7
 2100 Geng Road, Suite 150
 Palo Alto, CA 94303
Vulcan Ventures Incorporated (6).............................       2,000,000           5.5
 505 Fifth Avenue South, Suite 900
 Seattle, WA 98104
George B. Rathmann, Ph.D. (7)................................         748,282           2.0
Bruce L.A. Carter, Ph.D. (8).................................         929,500           2.5
David I. Hirsh, Ph.D.........................................          28,900             *
Jonathan S. Leff (9).........................................       7,223,760          19.7
Kurt Anker Nielsen (10)......................................      12,659,061          34.5
Edward E. Penhoet, Ph.D. (11)................................         108,000             *
Lori F. Rafield, Ph.D. (12)..................................       2,840,398           7.7
Lars Rebien Sorensen (10)....................................      12,659,061          34.5
Frank D. Collins, Ph.D. (11).................................         195,750             *
James A. Johnson (13)........................................         198,000             *
Patrick J. O'Hara, Ph.D. (14)................................         195,750             *
Jan K. Ohrstrom, M.D. (11)...................................         195,750             *
Directors and executive officers as a group
 (15 persons) (15)...........................................      25,335,505          65.9

Non-voting Common Stock
Novo Nordisk Pharmaceuticals, Inc............................       9,100,800           100%
Kurt Anker Nielsen (10)......................................       9,100,800           100
Lars Rebien Sorensen (10)....................................       9,100,800           100
Directors and executive officers as a group (15 persons) (10)       9,100,800           100

--------
 *   Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Based on a total of 36,668,237 shares of common stock outstanding as of April 1, 2002. Except as otherwise indicated, all references to common stock in this Proxy Statement refer only to our voting common stock and not to our non-voting common stock.

(3) Includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc.

(4) Warburg, Pincus Equity Partners, L.P. includes three related limited partnerships. Warburg, Pincus & Co. is the sole general partner of each of these entities, and each of these entities is managed by Warburg Pincus LLC.

(5) Patricof & Co. Ventures, Inc. includes three related entities. Patricof & Co. Ventures is the sole general partner of these entities and may be deemed to hold voting and investment power with respect to the shares held by each of these entities.

(6) The information provided relating to Vulcan Ventures Incorporated is based exclusively on a Schedule 13G filed with the Commission on February 13, 2002. This filing reported that Paul G. Allen, the sole shareholder of Vulcan Ventures Incorporated, may be deemed to have shared voting and dispositive power with respect to these shares.

(7) Includes 400,000 shares held by the George B. and Francis J. Rathmann Trust DTD 9/4/89. Also includes 252,000 shares subject to options exercisable within 60 days of April 1, 2002.

(8) Includes 774,000 shares subject to options exercisable within 60 days of April 1, 2002.

(9) Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and the managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the entities affiliated with Warburg Pincus LLC. All shares indicated as owned by Mr. Leff are included because of his affiliation with the entities affiliated with Warburg Pincus LLC. Mr. Leff disclaims beneficial ownership of all shares owned by the entities affiliated with Warburg Pincus LLC.

(10) Mr. Nielsen, one of our directors, is Co-Chief Executive Officer of Novo A/S and Mr. Sorensen, also one of our directors, is the Chief Executive Officer of Novo Nordisk A/S, and thus each of Messrs. Nielsen and Sorensen may be deemed to share voting and investment power with respect to shares held by Novo Nordisk Pharmaceuticals, Inc. and Novo A/S. Each of Messrs. Nielsen and Sorensen disclaims beneficial ownership of the shares held by these entities.

(11) Represents shares subject to options exercisable within 60 days of April 1, 2002.

(12) Lori F. Rafield, one of our directors, is a general partner of Patricof & Co. Ventures. Dr. Rafield may be deemed to hold voting and investment power with respect to the 2,840,398 shares held by the entities affiliated with Patricof & Co. Ventures. Dr. Rafield disclaims beneficial ownership of all shares held by the entities affiliated with Patricof & Co. Ventures.

(13) Includes 144,000 shares subject to options exercisable within 60 days of April 1, 2002.

(14) Includes 107,550 shares subject to options exercisable within 60 days of April 1, 2002.

(15) Includes 1,788,300 shares subject to options exercisable within 60 days of April 1, 2002.

                              EXECUTIVE OFFICERS

   The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 21, 2002, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 21, 2002.

                                                                                            Officer
          Name           Age            Positions and Offices with ZymoGenetics              Since
          ----           ---            ---------------------------------------             -------
Bruce L.A. Carter, Ph.D. 58  President and Chief Executive Officer and Director              1998
Frank D. Collins, Ph.D.. 58  Senior Vice President of Research and Chief Scientific Officer  2000
James A. Johnson........ 45  Senior Vice President, Chief Financial Officer and Treasurer    2001
Patrick J. O'Hara, Ph.D. 48  Vice President of Biomolecular Informatics                      1993
Jan K. Ohrstrom, M.D.... 45  Senior Vice President of Development and Chief Medical Officer  2000
Suzanne M. Shema........ 44  Vice President, Intellectual Property and Legal Affairs         2001
Robert S. Whitehead..... 52  Senior Vice President, Chief Business Officer                   2001
Mark D. Young, Ph.D..... 51  Senior Vice President, Technical Operations                     2001

   For a biographical summary of Dr. Carter, see "PROPOSAL 1: ELECTION OF DIRECTORS."

   Frank D. Collins, Ph.D. has served as our Senior Vice President of Research since July 2000 and as our Chief Scientific Officer since April 2001. From 1993 to July 2000, Dr. Collins served as Vice President, Neurological and Metabolic Disorders at Amgen. From 1987 to 1993, Dr. Collins served as Vice President of Neuroscience at Synergen. From 1985 to 1987, Dr. Collins served as Director of Developmental Neurobiology at the National Science Foundation and, from 1978 to 1985, he served as Associate Professor of Anatomy and Neurobiology at the University of Utah School of Medicine. Dr. Collins received a B.A. in Molecular Biology and an M.A. in Immunology from the University of California, Berkeley and a Ph.D. in Developmental Biology from the University of California, San Diego.

   James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

   Patrick J. O'Hara, Ph.D. has served as our Vice President of Biomolecular Informatics since 1993. From 1990 to 1993, Dr. O'Hara served as our Director of Research, DNA Chemistry and Scientific Computing and, from 1988 to 1990, as a Research Manager. He joined ZymoGenetics in 1984 as a Senior Scientist. Dr. O'Hara received a B.S. in Biology and a B.A. in Chemistry from Western Washington University and a Ph.D. in Biochemistry from the University of Washington.

   Jan K. Ohrstrom, M.D. has served as our Senior Vice President of Development and Chief Medical Officer since January 2000. From November 1998 to December 1999, Dr. Ohrstrom served as Director, Worldwide Development Portfolio at Novo Nordisk A/S. From January 1997 to October 1998, he served as Director, Strategic Marketing and, from 1995 to 1996, as Project Director at Novo Nordisk A/S. From 1992 to 1995, he served as Medical Director for Novo Nordisk Pharmaceuticals, Inc. Dr. Ohrstrom joined the drug development team at Novo Nordisk A/S in 1990. Dr. Ohrstrom received an M.D. from the University of Copenhagen.

   Suzanne M. Shema has served as our Vice President, Intellectual Property and Legal Affairs since December 2001. From May 2001 to December 2001, Ms. Shema served as our Senior Director, Intellectual Property. From February 2000 to May 2001, Ms. Shema served as General Counsel at Avenue A, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

   Robert S. Whitehead has served as our Senior Vice President, Chief Business Officer since December 2001. From January 2001 to December 2001, Mr. Whitehead served as President, Americas at Elan Pharmaceuticals, a division of Elan Corporation, plc, a pharmaceutical company. From July 1998 to November 2000, Mr. Whitehead served as President and Chief Operating Officer at Dura Pharmaceuticals, Inc., a pharmaceutical company which was acquired by Elan. From 1993 to July 1998, he served as Chairman of the Board and Chief Executive Officer at Trega Biosciences, Inc., a biopharmaceutical company. From 1992 to 1993, Mr. Whitehead served as Senior Vice President, Commercial Operations at Solvay Pharmaceuticals, a division of Solvay S.A., a chemical and pharmaceutical company. From 1979 to 1992, he held several positions at G.D. Searle, including President and General Manager of Searle Canada; Vice President, Corporate Marketing Operations; Director of Marketing, European Region; Vice President, Marketing and Sales, Searle de Mexico; and Group Marketing Planning Manager, Worldwide Marketing. Mr. Whitehead received a B.A. in Psychology from Randolph-Macon College and B.S. degrees in Biology and Chemistry from Temple University.

   Mark D. Young, Ph.D. has served as our Senior Vice President, Technical Operations since December 2001. From February 1999 to December 2001, Dr. Young served as Chief Operating Officer at Biomira, Inc., a biotechnology company. From November 1997 to February 1999, he served as a consultant to various biotechnology companies. From 1995 to September 1997, Dr. Young served as Vice President, Technical Operations at Protein Design Labs, Inc., a biotechnology company. From 1985 to 1995, Dr. Young served in various capacities at Synergen, including Executive Vice President, Technical Operations from 1993 to 1995, Vice President, Process Development from 1989 to 1993 and Director, Fermentation Development from 1985 to 1989. Dr. Young received a B.S. in Chemical Engineering from the University of Nebraska, an M.S. in Chemical Engineering from Columbia University and a Ph.D. in Chemical Engineering from the University of Michigan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain compensation information for the years indicated as to the Chief Executive Officer of ZymoGenetics and the four next most highly compensated executive officers based on salary and bonus for the fiscal year ended December 31, 2001.

                                                                 Long-Term Compensation
                                                                 ----------------------
                                                                   Awards     Payouts
                                                                 ----------  ----------
                                             Annual Compensation Securities
                                             ------------------- Underlying     LTIP     All Other
    Name and Principal Position         Year  Salary     Bonus    Options    Payouts(1) Compensation
    ---------------------------         ---- --------  --------  ----------  ---------- ------------
Bruce L.A. Carter, Ph.D. (2)........... 2001 $504,119  $ 50,000   288,000    $       --   $ 22,661
   President and Chief Executive        2000  423,231   271,000   720,000     3,415,913    120,648
   Officer

Frank D. Collins, Ph.D. (3)............ 2001  277,363    40,500   108,000            --     12,893
   Senior Vice President of Research
   and Chief Scientific Officer

James A. Johnson (4)................... 2001  226,811    83,000   288,000            --      9,175
   Senior Vice President, Chief
   Financial Officer and Treasurer

Patrick J. O'Hara, Ph.D. (5)........... 2001  272,911    20,250   108,000            --     21,606
   Vice President of Biomolecular       2000  234,458    49,623   180,000     1,087,264     18,227
   Informatics

Jan K. Ohrstrom, M.D. (6).............. 2001  240,661    33,233   108,000            --     18,687
   Senior Vice President of             2000  215,988   151,456   180,000            --     12,244
   Development and Chief Medical
   Officer

--------
(1) Long-term incentive plan, or LTIP, payouts represent payments pursuant to Novo Nordisk phantom stock rights. These rights were granted from time to time when we were a subsidiary of Novo Nordisk and terminated July 31, 2000 in connection with our separation from Novo Nordisk.

(2) All other compensation for 2001 represents $22,173 in employer contributions to our 401(k) retirement plan and $488 for term life insurance premiums.

(3) All other compensation represents $11,849 in employer contributions to our 401(k) retirement plan and $1,044 for term life insurance premiums.

(4) Bonus includes a $50,000 signing bonus. All other compensation represents $8,943 in employer contributions to our 401(k) retirement plan and $232 for term life insurance premiums. Mr. Johnson began his employment with us in February 2001.

(5) All other compensation for 2001 represents $19,382 in employer contributions to our 401(k) retirement plan and $2,224 for term life insurance premiums.

(6) All other compensation for 2001 represents $18,409 in employer contributions to our 401(k) retirement plan and $278 for term life insurance premiums.

Option Grants in Last Fiscal Year

   The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2001 to the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement.

                                           Individual Grants
                             ---------------------------------------------
                                                                           Potential Realizable Value at
                             Number of    Percent of                          Assumed Annual Rates of
                             Securities Total Options  Exercise            Stock Price Appreciation for
                             Underlying   Granted to    Price                     Option Term(1)
                              Options    Employees in    Per    Expiration -----------------------------
            Name              Granted   Fiscal Year(2)  Share      Date          5%            10%
            ----             ---------- -------------- -------- ----------   ----------     ----------
Bruce L.A. Carter, Ph.D. (3)  288,000        7.9%       $2.78   3/08/2011  $4,828,820     $8,163,334
Frank D. Collins, Ph.D. (4).  108,000        3.0         2.78   3/08/2011   1,810,807      3,061,250
James A. Johnson (5)........  180,000        5.0         2.78   3/02/2011   3,018,012      5,102,084
                              108,000        3.0         2.78   3/08/2011   1,810,807      3,061,250
Patrick J. O'Hara, Ph.D. (4)  108,000        3.0         2.78   3/08/2011   1,810,807      3,061,250
Jan K. Ohrstrom, M.D. (4)...  108,000        3.0         2.78   3/08/2011   1,810,807      3,061,250

--------
(1) The dollar amounts under these columns result from calculations at the 5% and 10% rates required by regulations of the Commission and are based on our initial public offering price of $12.00 per share on February 1, 2002. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of ZymoGenetics and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

(2) Based on a total of 3,629,066 options granted to employees during fiscal year 2001.

(3) Options to purchase 270,000 shares of common stock are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by us at our option at the lesser of the original $2.78 per share exercise price or the fair market value of the shares on the date notice of repurchase is given if, before the shares have vested, Dr. Carter terminates employment or attempts to transfer the shares. Options to purchase 18,000 shares of common stock are exercisable as such options vest. In this context, "vested" means that the shares subject to, or issued on exercise of, options vest at the rate of 25% on March 8, 2002 and 6.25% every three months thereafter until fully vested.

(4) Options to purchase 99,000 shares of common stock are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by us at our option at the lesser of the original $2.78 per share exercise price or the fair market value of the shares on the date notice of repurchase is given if, before the shares have vested, the optionee terminates employment or attempts to transfer the shares. Options to purchase 9,000 shares of common stock are exercisable as such options vest. In this context, "vested" means that the shares subject to, or issued on exercise of, options vest at the rate of 25% on March 8, 2002 and 6.25% every three months thereafter until fully vested.

(5) Options to purchase 162,000 shares of common stock are fully exercisable and the shares purchasable upon exercise of such options are subject to repurchase by us at our option at the lesser of the original $2.78 per share exercise price or the fair market value of the shares on the date notice of repurchase is given if, before the shares have vested, Mr. Johnson terminates employment or attempts to transfer the shares. Options to purchase 126,000 shares of common stock are exercisable as such options vest. In this context, "vested" means that the shares subject to, or issued on exercise of, options vest at the rate of 25% on March 2, 2002 and 6.25% every three months thereafter until fully vested with respect to the option to purchase 180,000 shares of common stock and 25% on March 8, 2002 and 6.25% every three months thereafter until fully vested with respect to the option to purchase 108,000 shares of common stock.

Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth certain information as of December 31, 2001 regarding options held by the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement.

                                                        Number of Securities      Value of Unexercised
                                                       Underlying Unexercised    in-the-Money Options at
                               Shares                Options at Fiscal Year-End    Fiscal Year-End(1)
                              Acquired      Value    -------------------------- -------------------------
            Name             on Exercise Realized(2) Exercisable  Unexercisable Exercisable Unexercisable
            ----             ----------- ----------- -----------  ------------- ----------- -------------
Bruce L.A. Carter, Ph.D.....   144,000   $1,327,680    738,000       126,000    $6,804,360   $1,161,720
Frank D. Collins, Ph.D......        --           --    173,250       114,750     1,597,365    1,057,995
James A. Johnson (3)........    54,000      497,880    108,000       126,000       995,760    1,161,720
Patrick J. O'Hara, Ph.D. (4)    63,000      580,860    110,250       114,750     1,016,505    1,057,995
Jan K. Ohrstrom, M.D........        --           --    173,250       114,750     1,597,365    1,057,995

--------
(1) The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to our initial public offering price of $12.00 per share, minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

(2) The value realized represents an amount equal to our initial public offering price of $12.00 per share, minus the per share option exercise price, multiplied by the number of shares for which the option was exercised.

(3) Shares acquired on exercise represent shares subject to repurchase by us at our option at the lesser of the original $2.78 exercise price per share or the fair market value of the shares on the date notice of repurchase is given if, before the shares have vested, Mr. Johnson terminates employment or attempts to transfer the shares.

(4) Shares acquired on exercise include 42,750 shares subject to repurchase by us at our option at the lesser of the original $2.78 exercise price per share or the fair market value of the shares on the date notice of repurchase is given if, before the shares have vested, Dr. O'Hara terminates employment or attempts to transfer the shares.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

                       REPORT ON EXECUTIVE COMPENSATION

   Consistent with guidance published by the Commission, a report on executive compensation by the compensation committee is not provided in this Proxy Statement because ZymoGenetics was not a publicly traded company at any time during the last fiscal year.

                         REPORT BY THE AUDIT COMMITTEE

   The members of the audit committee of the Board of Directors, with the exception of Mr. Nielsen, are independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers Marketplace Rules. Although Mr. Nielsen is not considered an independent director under Rule 4200(a)(14) due to his employment by Novo A/S, an affiliate of ZymoGenetics, he has been appointed to the audit committee pursuant to the exception provided by Rule 4350(d)(2)(B) of the National Association of Securities Dealers Marketplace Rules because the Board has determined that, given Mr. Nielsen's extensive professional financial experience, including over ten years as the Chief Financial Officer of Novo Nordisk A/S, his membership on the audit committee is in the best interests of ZymoGenetics and its shareholders. Also, the Board has considered Mr. Nielsen's relationship with Novo A/S and has concluded that it does not interfere with his ability to carry out his responsibilities as a member of the audit committee.

   The Board of Directors has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is provided herewith as Appendix A. The audit committee has reviewed and discussed the audited financial statements for fiscal year 2001 with ZymoGenetics' management and independent accountants. In addition, the audit committee has discussed with ZymoGenetics' independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee also has received the written disclosures and the letter from ZymoGenetics' independent accountants required by the Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the discussions and reviews referenced above, the audit committee recommended to ZymoGenetics' Board that the audited financial statements for fiscal year 2001 be included in ZymoGenetics' Annual Report on Form 10-K for fiscal year 2001.

          Audit Committee
          Kurt Anker Nielsen (chairman)
          Edward E. Penhoet
          George B. Rathmann

                             CERTAIN TRANSACTIONS

Transactions with Novo Nordisk

   Kurt Anker Nielsen, one of our directors, is Co-Chief Executive Officer of Novo A/S. Lars Rebien Sorensen, also one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc. Novo Nordisk Pharmaceuticals, Inc. and Novo A/S hold, in the aggregate, greater than 5% of our common stock. We have entered into the following agreements with Novo Nordisk entities.

   Option and License Agreement. Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S will pay us $7.5 million per year for an initial term of four years, with the right to extend the agreement for two additional years. If Novo Nordisk A/S extends this agreement for two additional years, it will have the right to license any beta-cell proteins plus four additional proteins and will be required to pay us $7.5 million per year. Any license we grant to Novo Nordisk A/S under the option agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S has the option at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we will negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Up-front and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates will be lowest if the option to license is exercised during the early development stages, and will increase substantially each time an option is extended. To date, Novo Nordisk A/S has exercised options to license three proteins. In connection with this agreement, Novo Nordisk A/S paid us $7.5 million in the year ended December 31, 2001.

   Human Glucagon/Analogues of Human Glucagon Agreement. Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S's aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $895,000 for the year ended December 31, 2001.

   Insulin Agreement. We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $4.3 million for the year ended December 31, 2001.

   Platelet-derived Growth Factor Royalty Agreement. Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. Royalties under this agreement totaled approximately $3.0 million for the year ended December 31, 2001.

   Tax Sharing Agreement. On October 20, 2000, we entered into a tax sharing agreement with Novo Nordisk of North America, Inc. in which we agreed to reimburse Novo Nordisk of North America, Inc.: $15.6 million, an amount equal to the federal income tax liability attributable to us for the year 2000 as a wholly owned subsidiary of Novo Nordisk of North America, Inc. prior to our separation from Novo Nordisk in November 2000; $7.4 million for any federal income tax incurred by Novo Nordisk of North America, Inc. and attributable to us for all the prior years in which we were a wholly owned subsidiary of Novo Nordisk of North America, Inc.; amounts equal to any tax benefits accrued to us for research tax credits pursuant to Section 41 of the federal Internal Revenue Code, up to a maximum of $12.0 million; and any Washington state real estate excise taxes incurred by Novo Nordisk of North America, Inc. in connection with a private placement of our Series B preferred stock in November 2000. We received payments totaling approximately $1.4 million under this agreement in 2001, in final settlement of tax liability for the year 2000.

Other Transactions

   Loans to Executive Officers. On September 14, 2001, we made loans of $400,000 to Bruce L.A. Carter, our President, Chief Executive Officer and a director, $150,000 to James A. Johnson, our Senior Vice President, Chief Financial Officer and Treasurer, and $175,000 to Patrick J. O'Hara, our Vice President of Biomolecular Informatics, pursuant to promissory notes in connection with the purchase of shares of common stock upon the exercise of stock options by Dr. Carter, Mr. Johnson and Dr. O'Hara. The loans bear interest at a rate equal to the applicable federal rate. This interest is nonrefundable and nonprepayable. All outstanding principal on the notes is payable on the three-year anniversary of the notes, with accrued interest payable annually on each anniversary of the notes. Each of these loans is secured by a pledge of the shares of common stock issued in connection with the extension of the loan. Each of the executives' personal liability is limited to 50% of the original principal amount of the note and 100% of the accrued interest and costs, including attorneys' fees, due under the note. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. Carter in fiscal year 2001 was $404,521, and the outstanding principal and interest on this loan as of April 1, 2002 was $408,331. The maximum aggregate amount of principal and interest outstanding under the loan to Mr. Johnson in fiscal year 2001 was $151,695, and the outstanding principal and interest on this loan as of April 1, 2002 was $153,124. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. O'Hara in fiscal year 2001 was $176,978, and the outstanding principal and interest on this loan as of April 1, 2002 was $178,645.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

   In November 2000, Bruce L.A. Carter entered into a four-year employment agreement to serve as our President and Chief Executive Officer. The term of this agreement will automatically be extended daily beginning on the third anniversary of the date of the agreement so that the remaining term of the agreement will always be at least one year. We or Dr. Carter may terminate the automatic extension mechanism at any time by written notice to the other party. The employment agreement provides for an initial annual salary of no less than $500,000, which is subject to annual cost-of-living adjustments. The employment agreement provides that Dr. Carter may be terminated by us at any time with or without cause. However, in the event Dr. Carter is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter's request, (2) any accrued but unpaid bonus and benefits, and (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer. Under this agreement, good reason is defined to include our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control. Under this agreement, cause is defined to include Dr. Carter's conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turptitude or fraud or his engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation. In addition, all stock options, restricted stock and performance shares held by Dr. Carter will immediately vest if (1) he is terminated without cause or he terminates his employment for good reason following a change in control or (2) his employment is terminated as a result of his death or his inability to perform his duties because of physical or mental illness or disability. Dr. Carter's employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

   For purposes of Dr. Carter's employment agreement, a change in control is deemed to happen upon the occurrence of the following events:

  . a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which (1) our shareholders hold 50% or less of the outstanding common stock (which may include non-voting common stock convertible into common stock) of the surviving entity, (2) our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity, (3) a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock (which may include non-voting common stock convertible into common stock) of the surviving entity, (4) a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity, or (5) less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

  . approval by our shareholders of a complete liquidation or dissolution of ZymoGenetics.

   Frank D. Collins, James A. Johnson, Jan K. Ohrstrom and Patrick J. O'Hara each have entered into a two-year employment agreement, which will automatically renew for successive one-year terms until notice of termination has been provided by either the executive or us. Dr. Collins and Mr. Johnson entered into their agreements in April 2001 and Drs. Ohrstrom and O'Hara entered into their agreements in March 2001. Dr. Collins' employment agreement provides for an initial annual salary of $270,000. Mr. Johnson's employment agreement provides for an initial annual salary of $240,000. Dr. Ohrstrom's employment agreement provides for an initial annual salary of $221,500. Dr. O'Hara's employment agreement provides for an initial annual salary of $270,000. Mr. Johnson's agreement also provides for a bonus of $100,000 to be earned upon completion of our initial public offering. Each employment agreement provides that the executive may be terminated by us at any time with or without cause. However, in the event the executive is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) payments of the executive's then current annual base salary for 12 months in the case of Dr. Collins, Mr. Johnson and Dr. Ohrstrom and 18 months in the case of Dr. O'Hara and (2) accrued but unpaid base salary. Under each agreement, good reason is defined to include the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed or our failure to obtain an agreement from a successor company to assume and perform the obligations of such executive's employment agreement. Under each agreement, cause is defined to include the executive's willful misconduct, insubordination or dishonesty in the performance of his duties which results in a material adverse effect on us, willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation, conviction of a felony involving an act of dishonesty, moral turpitude or fraud or material violation of the executive's inventions agreement with us. In addition, Dr. O'Hara's employment agreement provides that all of his unvested options will become fully vested and exercisable immediately upon termination as a result of death or total disability. Each executive's employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision.

Change-in-Control Provisions Under the Amended and Restated 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan

   If a corporate transaction specified in our amended and restated 2000 stock incentive plan or our 2001 stock incentive plan, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics' securities or assets (other than a transfer to a majority-owned subsidiary), occurs, then, unless individual agreements provide otherwise, each outstanding award under the applicable plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase held by us applicable to the stock issued upon exercise of any unvested options will lapse. Any option or stock award held by a participant that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant's employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the officers, directors and persons who own more than 10% of a registered class of equity securities of ZymoGenetics to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish ZymoGenetics with copies of all Section 16(a) forms they file.

   Because ZymoGenetics was not a publicly traded company at any time during 2001, there were no filing requirements under Section 16(a) applicable to our officers, directors or greater-than-10% beneficial owners in 2001.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected PricewaterhouseCoopers LLP, certified public accountants, to act as independent auditor of ZymoGenetics for fiscal year 2002. PricewaterhouseCoopers LLP, including its predecessor firm Price Waterhouse & Co., has been the auditor of ZymoGenetics since 1988. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

   The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal year 2001 were as follows:

         (1) Audit Fees....................................... $ 65,000
         (2) Financial Information Systems Design and
             Implementation Fees.............................. $     --
         (3) All Other Fees*.................................. $329,494

--------
* Includes fees of $279,084 related to our initial public offering, which was completed in February 2002.

   The audit committee has considered whether the provision of the services provided to ZymoGenetics by PricewaterhouseCoopers LLP covered in items (2) and
(3) in the table above is compatible with maintaining the public accountants' independence.

            PROPOSAL 2:  AMENDMENT TO AMENDED AND RESTATED ARTICLES
                               OF INCORPORATION

   The Board of Directors has adopted, subject to shareholder approval, an amendment to Section 2.2.2(a) of our Amended and Restated Articles of Incorporation to change the definition of a "Qualified Public Offering." This amendment removes from the definition of Qualified Public Offering the criterion that the price per share to the public in such an offering must be at least 150% of the initial per share conversion price of our Series B convertible preferred stock, as adjusted for stock splits and dividends. The text of Section 2.2.2(a), as it is proposed to be amended, is as follows:

       2.2.2 Conversion of Non-Voting Common Stock

          (a) Each outstanding share of Non-Voting Common Stock shall automatically convert into one share of Common Stock if, during the period beginning November 10, 2000 and ending the earlier of (i) the closing of an initial underwritten public offering of Common Stock in which the Corporation receives at least $50 million in gross proceeds (a "Qualified Public Offering") or (ii) November 10, 2004, a majority of the outstanding shares of Series B Convertible Preferred Stock are sold, transferred or otherwise disposed of to a Strategic Investor (as defined below) in a transaction or series of related transactions ("Strategic Investor Sale Transaction"). A "Strategic Investor" is a company whose primary business, directly or indirectly, consists of the research, development, manufacture, marketing, licensing, distribution and/or sale of pharmaceutical and/or biotechnology products.

   The purpose of the proposed amendment is to cause the non-voting common stock of ZymoGenetics to convert into voting common stock over time just as it would have converted over time had ZymoGenetics' initial public offering in February 2002 qualified as a "Qualified Public Offering" under the Amended and Restated Articles of Incorporation. Pursuant to the Amended and Restated Articles of Incorporation as currently in effect, a holder of non-voting common stock who is not affiliated with Novo Nordisk Pharmaceuticals may convert that stock into voting common stock of ZymoGenetics only if this converted voting common stock, together with any other voting common stock held by this holder and its affiliates and any voting common stock held by Novo Nordisk Pharmaceuticals and its affiliates, does not constitute more than 49% of the then outstanding shares of voting stock of ZymoGenetics. The effect of the proposed amendment would be to remove this restriction. The amendment has no other practical effect on the Amended and Restated Articles of Incorporation.

   Novo Nordisk Pharmaceuticals is currently the sole holder of ZymoGenetics' non-voting common stock. Because this amendment could be construed to benefit Novo Nordisk Pharmaceuticals by removing a restriction attached to the non-voting common stock and thereby making it easier for Novo Nordisk Pharmaceuticals to sell non-voting common stock to an unaffiliated party, Messrs. Nielsen and Sorensen, who are both affiliated with Novo Nordisk Pharmaceuticals, abstained from the decision of the Board of Directors to approve this amendment and recommend it to the shareholders. Pursuant to an amendment to a shareholders' agreement among ZymoGenetics, Novo Nordisk Pharmaceuticals, Warburg Pincus Equity Partners and certain of its affiliates, and certain other shareholders, dated February 4, 2002, ZymoGenetics agreed to propose this amendment to the shareholders and Novo Nordisk Pharmaceuticals, Warburg Pincus Equity Partners and the other parties to the amended shareholders' agreement agreed to vote their shares of common stock in favor of this amendment.

   Adoption of the proposed amendment is not expected to have any material effect on the rights of the holders of currently outstanding common stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to our Amended and Restated Articles of Incorporation with the Washington Secretary of State.

   The Board of Directors recommends a vote "FOR" approval of this proposal.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2003 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 20, 2003 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2003 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 23, 2003 and not later than April 22, 2003. However, if the date of the 2003 Annual Meeting is earlier than May 22, 2003 or later than July 21, 2003, notice of a proposal must be received by ZymoGenetics by the earlier of the 90/th day prior to the 2003 Annual Meeting or the tenth day following the public announcement of such meeting. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2003 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our Bylaws provide that any matter to be presented at the 2003 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the Bylaws. Receipt by ZymoGenetics of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2003 Annual Meeting because there are other relevant requirements in the Commission's proxy rules. /

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

   Copies of the ZymoGenetics 2001 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. The Annual Report of Zymogenetics on Form 10-K for the fiscal year ended December 31, 2001, as originally filed with the Securities and Exchange Commission, is included in the Zymogenetics 2001 Annual Report to Shareholders.

   COPIES OF THE ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY OF ZYMOGENETICS, 1201 EASTLAKE AVENUE EAST, SEATTLE, WASHINGTON 98102.

                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Bruce L.A. Carter, Ph.D.


                                          Bruce L.A. Carter, Ph.D.
                                          President and Chief Executive Officer

Seattle, Washington
May 20, 2002

                                                                     Appendix A

                              ZYMOGENETICS, INC.

                            AUDIT COMMITTEE CHARTER

I.  GENERAL FUNCTIONS, AUTHORITY, AND ROLE

   The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the systems of internal controls that management and the board of directors have established, and the company's audit process.

   The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants to advise it, and may request any officer or employee of the company, its outside legal counsel or outside auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee.

   The company's outside auditor shall ultimately be accountable to the board of directors and to the audit committee, as representatives of the shareholders, and the board of directors and audit committee shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the company's outside auditor and the board of directors.

   The responsibilities of a member of the audit committee shall be in addition to such member's duties as a member of the board of directors.

   While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits or to determine whether the company's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor. Nor shall it be the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditor, or to assure compliance with laws and regulations or the company's own policies or code of conduct.

II.  MEMBERSHIP

   The audit committee shall consist of at least three members of the board of directors who shall serve at the pleasure of the board of directors. The membership of the audit committee shall also meet the independence and financial literacy and experience requirements of The Nasdaq Stock Market, Inc. (or similar requirements of such other securities exchange or quotation system as may from time to time apply to the company) or any exceptions thereto.

   Audit committee members and the committee chair shall be designated by the full board of directors.

III.  RESPONSIBILITIES

   The responsibilities of the audit committee shall be as follows:

  A.  GENERAL

   1. Meet as frequently as circumstances or the obligations of the audit committee require.

   2. Report audit committee actions to the board of directors with such recommendations as the committee may deem appropriate.

   3. Annually review and reassess the adequacy of this charter and submit it to the board of directors for approval.

   4. Perform such functions as may be assigned by law, the company's articles of incorporation or bylaws, or the board of directors.

  B.  OUTSIDE AUDITOR

   1. As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

   2. Recommend to the board of directors the outside auditor to be nominated, approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor.

   3. Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) as necessary, taking, or recommending that the board of directors take, appropriate action to oversee the independence of the outside auditor.

   4. In performing Item 3 above, the audit committee shall consider whether the outside auditor's provision of financial systems design and implementation services and any other non-audit services is compatible with the independence of the outside auditor.

  C.  AUDIT PROCESS AND RESULTS

   1. Consider, in consultation with the outside auditor, the audit scope and plan of the outside auditor.

   2. Review with the outside auditor the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

   3.  Consider and review with the outside auditor:

      a. The adequacy of the company's internal controls including computerized information system controls and security.

      b. Any related significant findings and recommendations of the outside auditor together with management's responses thereto.

      c. The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified and supplemented from time to time.

   4. Review and discuss with management and the outside auditor at the completion of the annual examination:

      a.  The company's audited financial statements and related footnotes.

      b. The outside auditor's audit of the financial statements and their report thereon.

      c.  Any significant changes required in the outside auditor's audit plan.

      d. Any serious difficulties or disputes with management encountered during the course of the audit.

      e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

   5.  Consider and review with management:

      a. Significant findings during the year and management's responses thereto.

      b. Any difficulties encountered in the course of the outside auditor's audits, including any restrictions on the scope of their work or access to required information.

      c.  Any changes required in the planned scope of the audit plan.

   6. Inquire of management and the outside auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the company.

   7. Meet with the outside auditor and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

  D.  SECURITIES AND EXCHANGE COMMISSION FILINGS

   1. Review with management and the outside auditor, as appropriate, filings with the Securities and Exchange Commission and other published documents containing the company's financial statements.

   2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.

--------------------------------------------------------------------------------

                                      PROXY

                               ZYMOGENETICS, INC.

                  PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
                              OF ZYMOGENETICS, INC.

     The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation ("ZymoGenetics") hereby appoints Bruce L.A. Carter, Ph.D. and James
A. Johnson and each of them as proxies, with full power of substitution, for the undersigned to attend the 2002 Annual Meeting of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

     Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for directors and FOR the proposal and in accordance with the judgement of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

-----------------                                              -----------------
   SEE REVERSE                                                    SEE REVERSE
      SIDE                                                           SIDE
-----------------                                              -----------------

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                                [X] Please mark
                                                                    votes as in
                                                                    this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSAL AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                 WITHHELD
                                                 FROM ALL
1. Election of Directors             FOR THE       THE
                                     NOMINEES    NOMINEES
                                       [_]         [_]

Nominees for three-year terms:
01 Jonathan S. Leff            02 George B. Rathmann, Ph.D.    03 Lars Rebien Sorensen

Nominees for two-year terms:
04 Bruce L.A. Carter, Ph.D.    05 Edward E. Penhoet, Ph.D.     06 Lori F. Rafield, Ph.D.

Nominees for one-year terms:
07 David I. Hirsh, Ph.D.       08 Kurt Anker Nielsen

INSTRUCTION: To withhold authority to vote for any nominee or nominees: print each such nominee's name in the space below.

________________________________________________

2. Proposal to approve the amendment to Section 2.2.2(a) of our Amended and Restated Articles of Incorporation to change the definition of "Qualified Public Offering."

                          FOR     AGAINST     ABSTAIN
                          [_]       [_]         [_]


                          MARK HERE IF YOU PLAN TO [_]
                          ATTEND THE MEETING

                          MARK HERE FOR ADDRESS    [_]
          -------         CHANGE AND NOTE BELOW
                 |
                 |
                 |
                          PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
                          IN THE ENCLOSED ENVELOPE.


Signature:_____________________________________________ Date: __________________
Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an authorized person on behalf of a corporation, partnership, association or other entity, please give full title after signature.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .